                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-41350
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Prospectus Supplement
November 10, 2000
(To Prospectus dated August 22, 2000)
                                  $350,000,00

[Logos of Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones]

                            DARDEN RESTAURANTS, INC.
                          Medium-Term Notes, Series A
                           -------------------------
   We may use this prospectus supplement to offer medium-term notes from time to time. We will provide the final terms for each note in a pricing supplement. The following terms may apply to the notes:

                                          Redemption and Repayment: Subject to
Maturity: Nine months or more after       redemption by us or repayment at the
issuance.                                 holder's option.

Interest Rates: May bear interest at      Denominations:
a fixed or floating rate. Some notes
issued at a discount may not bear
interest.                                 .  May be denominated in U.S.
                                             dollars or in foreign or
                                             composite currencies.
Base Floating Rates:
                                          .  At least $1,000.
 .  CD Rate
                                          Interest Payments: Interest on fixed
 .  Commercial Paper Rate                  rate notes will be paid semi-
                                          annually. Interest on floating rate
 .  EURIBOR                                notes will be paid on dates
                                          specified in the pricing supplement.
 .  Federal Funds Rate
                                          Ranking: The notes will rank equally
 .  LIBOR                                  with all of our other unsecured and
                                          unsubordinated debt.
 .  Prime Rate
                                          Trading: The notes will not be
 .  Treasury Rate                          listed on any securities exchange.

 .  Another base rate specified in
   the pricing supplement.

Indexed Notes: Payments of principal
or interest are linked to the price
or performance of one or more
securities, currencies, goods or
other indices.
                           -------------------------

                                     Per Note                 Total
                                     --------                 -----
Public offering price(1).......        100%                $350,000,000
Agents' commissions............   .125% to .750%      $437,500 to $2,625,000
Our proceeds................... 98.875% to 99.250% $349,562,500 to $347,375,000

--------
(1) The notes will be issued at 100% of the principal amount, unless otherwise specified in the applicable pricing supplement.

   You should carefully read the risk factors beginning on page S-4 for a discussion of certain risks related to the notes.

   We may offer the notes:

  . Through agents who solicit offers to purchase the notes and receive a commission ranging from .125% to .750% of the principal amount of the notes offered.

  . Through agents who purchase the notes as principal and act as underwriters or dealers and receive a negotiated commission.

  .Directly to investors.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------
Banc of America Securities LLC
      First Union Securities, Inc.
                    SunTrust Equitable Securities Corporation
                              Wachovia Securities, Inc.
                                                The Williams Capital Group, L.P.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About this Prospectus Supplement and the Pricing Supplements...............  S-2
Special Note of Caution Regarding Forward-Looking Statements...............  S-3
About Darden...............................................................  S-3
Risks Relating to Indexed Notes............................................  S-5
Risks Relating to Foreign Currency Notes...................................  S-6
Description of the Notes...................................................  S-9
United States Taxation..................................................... S-29
Supplemental Plan of Distribution.......................................... S-38
Validity of the Notes...................................................... S-39

                                   Prospectus

                                                                            Page
                                                                            ----
Special Note of Caution Regarding Forward-Looking Statements...............   i
About Darden...............................................................   1
About the Offering.........................................................   1
Ratio of Consolidated Earnings to Fixed Charges............................   1
Use of Proceeds............................................................   1
Description of Debt Securities.............................................   2
Plan of Distribution.......................................................  12
Experts....................................................................  14
Validity of Debt Securities................................................  14
Where You Can Find More Information About Darden...........................  14

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

   We intend to use this prospectus supplement, the accompanying prospectus and a related pricing supplement to offer our notes from time to time.

   This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the description of the debt securities contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the information in this prospectus, the information in this prospectus supplement will supersede the information in the prospectus.

   Each time we issue notes, we will prepare a pricing supplement which will contain additional terms of the offering and the specific description of the notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. The pricing supplement will supercede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

   You should read both this prospectus supplement and any pricing supplement together with the accompanying prospectus, including the information described under "Where You Can Find More Information About Darden."

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projections," "forecast," "goal" or similar words are intended to identify forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

   We have identified a number of cautionary factors in our filings with the SEC, including our most recent Annual Report on Form 10-K and Exhibit 99 to that annual report, which are incorporated by reference in this prospectus supplement, and we refer you to those reports for further information. We qualify any forward-looking statements entirely by these cautionary factors.

                                  ABOUT DARDEN

   We are the world's largest casual dining restaurant organization. As of August 27, 2000, we operated 1,138 restaurants in 49 states, including 653 Red Lobster, 469 Olive Garden, 14 Bahama Breeze and 2 Smokey Bones BBQ restaurants. We also operated 37 restaurants in Canada, including 32 Red Lobster and five Olive Garden restaurants. We operate all of our North American restaurants. In Japan, as of August 27, 2000, Red Lobster Japan Partners, a Japanese retailer that is not affiliated with us, operated 35 Red Lobster restaurants under an Area Development and Franchise Agreement.

   We opened our first restaurant, a Red Lobster, in Lakeland, Florida in January 1968. We were acquired by General Mills, Inc. in 1970. In May 1995, we became a separate publicly held company when General Mills distributed all of our outstanding stock to the stockholders of General Mills.

Strategy

   We are a leader in the casual dining segment of the restaurant industry and are committed to the following four strategic building blocks:

  . day-to-day operating excellence in our restaurants;

  . continuous leadership development throughout our company;

  . providing service and hospitality that redefines casual dining; and

  . a continuing commitment to culinary excellence.

   Our continued focus on each of these four building blocks provides a strong foundation for our future growth. Our objective is to continue to expand our current portfolio of restaurant concepts, and to develop or acquire additional concepts which can be expanded profitably. We are currently testing new ideas and concepts, as well as expanding our test of Smokey Bones BBQ in light of favorable consumer response. We also regularly evaluate potential acquisition candidates to assess whether they would satisfy our strategic and financial objectives.

   We will continue to focus on improving operating returns at Olive Garden and Red Lobster, and limit new restaurant expansion of those concepts to the highest-potential sites. In addition, we plan to expand Bahama Breeze at a pace that will enable each new restaurant to capture the concept's full potential. The specific number of openings will also depend upon other factors, such as our ability to locate appropriate sites, negotiate acceptable purchase or lease terms, obtain necessary local governmental permits, complete construction and recruit and train restaurant management and hourly personnel.

Restaurant Concepts

Red Lobster

   Red Lobster is the largest casual dining, seafood-specialty restaurant group in the United States. It offers an extensive menu featuring fresh fish, shrimp, crab, lobster, scallops and other seafood in a casual atmosphere. The menu includes a variety of specialty seafood and non-seafood appetizers and desserts.

Olive Garden

   Olive Garden is the market share leader among casual dining Italian restaurants in North America. Olive Garden's menu includes a variety of authentic Italian foods featuring fresh ingredients and an expanded wine list that includes a broad selection of wines imported from Italy. The menu includes antipasti (appetizers); soups, salad and garlic breadsticks; baked pastas; sauteed specialties with chicken, seafood and fresh vegetables; grilled meats; and a variety of desserts. Olive Garden also uses coffee imported from Italy for its espresso and cappuccino.

Bahama Breeze

   Bahama Breeze is our Caribbean-themed restaurant which offers guests a distinctive island dining experience. The first Bahama Breeze was opened in 1996.

Smokey Bones BBQ

   Our newest casual dining restaurant concept, Smokey Bones BBQ, combines barbecue with a relaxed sports bar atmosphere. We opened the first Smokey Bones BBQ in September 1999.

                        RISKS RELATING TO INDEXED NOTES

   We use the term "indexed notes" to mean notes whose value is linked to an underlying property or index. An investment in indexed notes presents additional risks not normally associated with other types of debt securities. Indexed notes may present a high level of risk, and those who invest in some indexed notes may lose their entire investment.

Investors in indexed notes could lose their investment.

   The amount of principal or interest payable on an indexed note will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, or one or more indices or baskets of any of these items. We refer to each of these as an "index." The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal or interest payable on an indexed note. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

The issuer of a security or currency that serves as an index could take actions that may adversely affect an indexed note.

   The issuer of a security that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

   If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See "Risks Relating to Foreign Currency Notes--Government Policy Can Adversely Affect Currency Exchange Rates" below for more information about these kinds of government actions.

An indexed note may be linked to a volatile index, which could hurt your investment.

   Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

   The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An index to which a note is linked could be changed or become unavailable.

   Some indices may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of the index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind.

   A published index may become unavailable due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a security linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

   Some indexed securities are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed security of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed securities or the rates of return on them.

We may engage in hedging activities that could adversely affect an indexed note.

   In order to hedge an exposure on a particular indexed note, we may enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for that note, or involving derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of an indexed note. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

The tax treatment of indexed notes is uncertain.

   The treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your circumstances. You should also read "United States Taxation" for a discussion of U.S. tax matters.

Information about indices may not be indicative of future performance.

   If we issue an indexed note, we may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only. You should not assume that the information will be representative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

                    RISKS RELATING TO FOREIGN CURRENCY NOTES

   You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

   The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange rates and exchange controls may affect the securities' value or return.

   An investment in a note that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

The volatility and unpredictability in currency exchange rates will affect your investment.

   In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile, and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note. Depreciation against the U.S. dollar of the currency in which a note is payable would result in a decrease in the effective yield of the note on a U.S. dollar basis and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

Government policy can adversely affect currency exchange rates.

   Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for notes denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars.

We will not adjust notes to compensate for changes in currency exchange rates.

   We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

We may make payments in U.S. dollars if we are unable to obtain the specified foreign currency.

   Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any note not denominated in U.S. dollars would not be available when payments on that note are due.

   If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any note is not available because the Euro has been substituted for that currency, we would make the payments in Euros. The mechanisms for making payments in these alternative currencies are explained in "Description of the Notes--Interest and Principal Payments" below.

Information about exchange rates may not be indicative of future performance.

   If we issue a note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency, we may include information about historical exchange rates for the relevant foreign currency in the applicable pricing supplement. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

You will bear the costs of currency conversion.

   If payment on a non-U.S. dollar denominated note is required to be made in U.S. dollars or payment on a U.S. dollar denominated note is required to be made in a currency other than U.S. dollars, the exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion, which will be deducted from the payment.

In a lawsuit for payment on a note involving foreign currencies, an investor may bear additional currency exchange risk.

   Our notes will be governed by New York law. Unlike many courts outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which the notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk until the judgment or decree is entered, which could be a long time.

                            DESCRIPTION OF THE NOTES

   The following description of the particular terms of the notes supplements and, to the extent inconsistent, supercedes the description of the general terms of the debt securities set forth under the caption "Description of Debt Securities" in the accompanying prospectus. You should read this prospectus supplement together with the accompanying prospectus in order to understand the terms of the notes.

   The specific terms of each note we are offering will be described in a pricing supplement attached to the front of this prospectus supplement. The pricing supplement may modify or replace the general terms described in this section and in the accompanying prospectus. If the pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, the pricing supplement will control with regard to the notes.

   Because this section is a summary, it does not contain all the information that may be important to you. You should also read our indenture, including the definitions of terms, before you make an investment decision.

General

   We will issue the notes under an indenture, dated as of January 1, 1996, between us and Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association), as trustee. The notes will constitute a single series under the indenture, together with any notes we issue in the future under the indenture that we designate as being part of that series.

   The notes will be our general unsecured obligations. The notes will rank equally with all of our other unsecured and unsubordinated debt, and senior in right of payment to all of our future subordinated debt. The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Nor does it limit the number of series or the aggregate principal amount of any particular series that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the notes offered by this prospectus supplement.

   We may offer up to $350,000,000 aggregate initial offering price (or the equivalent in any foreign currency or foreign currency units) of medium-term notes under this prospectus supplement. We may, however, issue from time to time other debt securities under the registration statement which includes this prospectus supplement. If we issue debt securities under the registration statement other than the medium-term notes offered by this prospectus supplement, we may correspondingly reduce the amount of medium-term notes that we may offer under this prospectus supplement.

Terms Specified in Pricing Supplements

   A pricing supplement will specify the following terms of the notes to the extent applicable:

  . the specific designation of the notes;

  . the issue price;

  . the aggregate principal amount;

  . the denominations or minimum denominations;

  . the original issue date;

  . the scheduled maturity date and any terms related to any extension of the maturity date;

  . whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

  . for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the date or dates on which interest will be payable;

  . for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the notes;

  . if the notes are amortizing notes, the amortization schedule;

  . whether the notes may be called, or redeemed, in whole or in part, at our option or repaid at your option prior to the scheduled maturity date, and the terms of any redemption or repayment;

  . whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

  . if any notes are not denominated and payable in U.S. dollars, the currency or currencies or composite currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

  . whether the notes will be listed on any securities exchange;

  . whether the notes will be issued in book-entry or certificated form; and

  . any other terms of the notes.

Some Definitions

   We have defined some of the terms that we use frequently in this prospectus supplement below:

   A "business day" means any day, other than a Saturday or Sunday, which is both:

  . neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York and (b) for notes denominated in a specified currency other than U.S. dollars or Euros, in the principal financial center (as defined below) of the country of the specified currency; and

  . for notes denominated in Euros, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET," is operating;

provided that with respect to notes as to which LIBOR is the base rate, the day must also be a London banking day (as defined below).

   "Euro LIBOR notes" means LIBOR notes for which the index currency is Euros.

   An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

   "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

   "Principal financial center" means, as applicable:

  . the capital city of the country issuing the specified currency; or

  . the capital city of the country to which the index currency (as defined under "Base Rates--LIBOR notes" below) relates;

provided, however, the principal financial center will be The City of New York for United States dollars, Sydney for Australian dollars (and solely in the case of the specified currency, Melbourne), Toronto for Canadian dollars, Frankfurt for Deutsche marks, Amsterdam for Dutch guilders, Milan for Italian lire, London for Portuguese escudos (solely in the case of the index currency), Johannesburg for South African rand and Zurich for Swiss francs.

   The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

   "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

   References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

Form, Denomination and Registration

   We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes.

Book-Entry Notes

   For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. The notes will be deposited with DTC or its custodian. The notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

   The following is based on information furnished to us by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC. Persons who are not direct or indirect participants may beneficially own securities held by DTC only through participants.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of the notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, the notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     In those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payments on the notes will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, and disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry securities for all purposes under the indenture. Except as provided in this prospectus supplement, a beneficial owner of the notes will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in a definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, notes certificates will be printed and delivered to the holders of record as instructed by DTC to the trustee. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary, with respect to the notes. In that event, certificates for the notes will be printed and delivered to the holders of record as instructed by DTC to the trustee. It is expected that DTC's instructions to the trustee regarding the holders of record will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

   We have no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

   The information in this section concerning DTC and DTC's book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Certificated Notes

   If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the note. The person named in our security register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in our security register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold a certificate for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

Denominations

   We will issue the notes:

  . for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

  . for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under " Interest and Principal Payments Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

Redemption at the Option of Darden

   Unless otherwise indicated in your pricing supplement, we will not be entitled to redeem your note before its stated maturity.

   If your pricing supplement specifies a "make whole" redemption option, your note will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

  . 100% of the principal amount of the note, and

  . as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the note (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate plus a number of basis points specified in the pricing supplement plus, in each case, accrued and unpaid interest on the notes to the redemption date.

   The quotation agent means the reference treasury dealer appointed by us to serve in that capacity. The term reference treasury dealer means each of Banc of America Securities LLC, Wachovia Securities, Inc. and any other referenced treasury dealer specified in the applicable pricing supplement and their respective successors. If, however, either of these reference treasury dealers ceases to be a primary U.S. government securities dealer, we will substitute another primary treasury dealer.

   A reference treasury dealer quotation means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed, in each case, as a percentage of its principal amount) quoted on the third business day preceding the redemption date.

   The adjusted treasury rate means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date. The comparable treasury issue means the United States treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   The comparable treasury price means for any redemption date:

  . the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotation, or

  . if the trustee obtains fewer than three reference treasury dealer quotations, the average of the quotations.

   In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Repayment at Option of Holder

   Unless otherwise indicated in your pricing supplement, you will not have the option to have us repay your note before its stated maturity. If your pricing supplement specifies one or more repayment dates, your note will be repayable at the holder's option on the specified repayment date or dates at the specified repayment price. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

   For us to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

  . the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

  . a telegram, telex, facsimile transmission or a letter from a broker-dealer, commercial bank or trust company in the United States setting forth the name of the holder, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and completed form are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

   If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

   Exercise of the repayment option by the holder of a note will be irrevocable.

   The holder may exercise the repayment option for less than the entire principal amount of the note. In that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

   If a note is represented by a global note, DTC or DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other DTC participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

   We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Interest and Principal Payments

Payments, Exchanges and Transfers

   Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency maintained by us for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth above under "--Form, Denomination and Registration." On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is the trustee, acting through its corporate trust office in Minneapolis, Minnesota. We refer to the trustee, acting in this capacity, as the "paying agent."

   No service charge will be made for any registration, transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

   Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in Euros will be made by credit or transfer to a Euro account specified by the payee in a country for which the Euro is the lawful currency.

Recipients of Payments

   The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Notes

   The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of DTC. We also expect that payments by DTC's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes

   Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

  . by check mailed to the address of the person entitled to payment as shown on our security register; or

  . for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice providing wire transfer instructions to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

   U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency

   Book-entry notes payable in a specified currency other than U.S. dollars may provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner's interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

  . The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in Euros, the account must be a Euro account in a country for which the Euro is the lawful currency.

  . The participant must notify DTC of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

  . DTC will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

   Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency

   For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

  . for payments of interest, on or prior to the fifth business day after the applicable record date; or

  . for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

  . To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

    -- at least five business days prior to the applicable record date, for payments of interest; or

    -- at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

   If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

  . by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in Euros, in a country for which the Euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

  . by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the security register, if the holder has not provided wire instructions.

   However, the paying agent will only pay the principal of the certificated notes, premium, if any, and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency

   The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in

The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

  . of the specified currency for U.S. dollars for settlement on the payment date;

  . in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

  . at which the applicable dealer commits to execute a contract.

   One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency

   The relevant specified currency may not be available to us for making payments of principal, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes and at which the applicable dealer commits to execute a contract.

   One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

   These provisions do not apply if a specified currency is unavailable because it has been replaced by the Euro. If the Euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal, premium, if any, or interest, if any, on any note denominated in the specified currency in Euros instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in Euros as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Fixed Rate Notes

   Unless otherwise specified in the applicable pricing supplement, each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest is Calculated

   Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues

   Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date is Not a Business Day."

When Interest is Paid

   Payments of interest on fixed rate notes will be made on the interest payment dates or scheduled maturity date specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable

   Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If a Payment Date is Not a Business Day

   If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay the principal, premium, if any, and interest, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Amortizing Notes

   A fixed rate note may pay amounts in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

   Each floating rate note will mature on the date specified in the applicable pricing supplement. Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

  . the CD rate,

  . the commercial paper rate,

  . EURIBOR,

  . the federal funds rate,

  . LIBOR,

  . the prime rate,

  . the Treasury rate, or

  . any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

Formula for Interest Rates

   The interest rate on each floating rate note will be calculated by reference to:

  . the specified base rate based on the index maturity,

  . plus or minus the spread, if any, and/or

  . multiplied by the spread multiplier, if any.

   For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated, as specified in the applicable pricing supplement. The "spread" is the number of basis points to be added to or subtracted from the base rate for a floating rate note, as specified in the applicable pricing supplement. Each basis point is 0.01%. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

Limitations on Interest Rate

   A floating rate note may also have either or both of the following limitations on the interest rate:

  . a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

  . a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

   Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

   In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates are Reset

   The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

  . for CD rate notes, commercial paper rate notes, federal funds rate notes and prime rate notes, the interest determination date will be the second business day prior to the interest reset date;

  . for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined under "--General Terms of Notes--Some Definitions," prior to the interest reset date;

  . for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

  . for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

   Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

   The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

   In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of:

  . the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day; and

  . the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest is Calculated

   Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

   Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

   For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

  . by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

  .  by 365, in the case of LIBOR notes denominated in pounds sterling; or

  . by the actual number of days in the year, in the case of Treasury rate notes.

   For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

   All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)) and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

When Interest is Paid

   We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date is Not a Business Day

   If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

CD Rate Notes

   CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The CD rate will be, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

   The following procedures will apply if the CD rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/hl5/update, or such other recognized electronic source used for the purpose of displaying such rate, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market).

  . If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

  . If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Commercial Paper Rate Notes

   Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The commercial paper rate will be, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper Nonfinancial."

   The following procedures will apply if the commercial paper rate cannot be determined as described above:

  . If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us./releases/h15/update, or such other recognized electronic source used for the purpose of displaying such rate, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," under the heading "Commercial Paper--Nonfinancial."

  . If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the average of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization.

  . If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   The "money market yield" will be a yield calculated in accordance with the following formula:

                                      D X 360
             money market yield =  -------------  X  100
                                   360 - (D X M)

where

  . "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

  . "M" refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes

   EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   "EURIBOR" means, for any interest determination date, the rate for deposits in Euros as sponsored, calculated and published jointly by the European Banking Federation and ACI -- The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

   The following procedures will apply if the rate cannot be determined as described above:

  . If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in Euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S. $1 million in Euro that is representative of a single transaction in Euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the average of those quotations.

  . If fewer than two quotations are provided, EURIBOR will be the average of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in Euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S. $1 million in Euro.

  . If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

   "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

Federal Funds Rate Notes

   Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The federal funds rate will be, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

   The following procedures will apply if the federal funds rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/ Effective Rate."

  . If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

  . If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes

   LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on the London interbank offered rate, which is commonly referred to as "LIBOR," and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The calculation agent will determine "LIBOR" for each interest determination date as follows:

  . As of the interest determination date, LIBOR will be either:

    -- If "LIBOR Reuters" is specified in the applicable pricing supplement, the average of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page, except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

    -- If "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

  . If fewer than the required number of offered rates appear, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

  . If at least two quotations are provided, LIBOR determined on that interest determination date will be the average of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the average of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

  . If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the Euro is substituted for that currency, the index currency will be the Euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

   "Designated LIBOR Page" means either:

  . if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor; or

  . if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

   If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Telerate page 3750, had been specified.

Prime Rate Notes

   Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The prime rate will be, for any interest determination date, the base lending rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

   The following procedures will apply if the prime rate cannot be determined as described above:

  . If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

  . If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the average of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

  . If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

   Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The treasury rate will be the rate from the auction held on the applicable interest determination date of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56" or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57."

   The following procedures will apply if the treasury rate cannot be determined as described above:

  . If the rate described above is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury.

  . In the event that the rate referred to in the immediately preceding bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/ Secondary Market."

  . If the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

  . If the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                           D X N
             bond equivalent yield =  -------------  X  100
                                      360 - (D X M)

where

  . "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis;

  . "N" refers to 365 or 366, as the case may be; and

  . "M" refers to the actual number of days in the interest period for which interest is being calculated.

Calculation Agent and Exchange Rate Agent

   We have initially appointed Wells Fargo Bank Minnesota, National Association as our calculation agent for the notes. The exchange rate agent will be specified in the applicable pricing supplement.

Indexed Notes

   We may issue notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of notes, which we call "indexed notes," are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. Dollar versus the Japanese Yen or the price of a barrel of West Texas intermediate crude oil. If you purchase an indexed note, your pricing supplement will include information about the formula for calculating the amount of interest or principal payments as well as the indexed item that will be used.

   The following are examples of some types of indexed notes that we may offer:

  . Notes with a maturity of seven years that pay zero interest, but provide a principal payment at maturity equal to the face amount of the notes plus an additional amount equal to (a) the face amount (or a specified portion of the face amount) multiplied by (b) the percentage that the indexed item has increased during the term of the notes.

  . Notes with a maturity of five years and a face amount equal to the price of the common stock of a publicly traded corporation on the issuance date. You will receive a stated fixed rate of interest that will be significantly higher than the dividend yield of the common stock as of the date of issuance of the notes. At maturity, you will receive a principal amount equal to the price of the common stock as of 5 business days prior to the maturity date. That principal amount may be higher or lower than the face amount of the notes. However, no matter how high the price of the common stock has risen, the principal amount that you receive on the maturity date may or may not be limited to a face amount of the notes.

  . Notes with a maturity of five years that pay a rate of interest that is 40 basis points, or 0.40%, per year greater than the interest rate that you would earn if at the same time you had purchased conventional notes issued by us with the same maturity. In addition, the principal payment at maturity will be equal to the face amount only if there is no default on any of four investment grade, publicly traded corporate bonds (each with a different issuer) that will be specified in the pricing supplement.

   If you purchase an indexed note, you may receive a principal amount at maturity that is greater than or less than the note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the indexed note and the level of the specified indexed item throughout the term of the indexed note and at maturity. The pricing supplement will include specific information pertaining to the method of determining the interest payments and the principal amount and about the relevant index. Before you purchase any indexed note, you should read the section entitled "Risks Relating to Indexed Notes."

Original Issue Discount Notes

   A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. There may not be any periodic interest payments on original issue discount notes. For those notes, interest usually accrues during the life of the note and is paid at the maturity date or upon earlier redemption or acceleration. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See "United States Taxation-- United States Holders--Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Renewable Notes

   We may issue renewable notes which will automatically renew at their maturity date unless the holder of the renewable note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

   If you are a holder of a renewable note, you must give notice of termination at least 15 but not more than 30 days prior to the renewable date. You may terminate the automatic extension for less than all of your renewable notes only if the terms of the note specifically permit partial termination. An election to terminate the automatic extension of any portion of your renewable notes is not revocable and will be binding on you. If you elect to terminate the automatic extension of the maturity of the note, you will become entitled to the principal and interest accrued up to the renewal date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

   If a note is represented by a global note, DTC or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of the note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other DTC participant through which it holds an interest in the note to notify DTC of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

   We may issue notes whose stated maturity date may be extended at our option for one or more whole year periods, up to but not beyond a final maturity date described in the related pricing supplement.

   We may exercise our option to extend the stated maturity by notifying the trustee, or any duly appointed paying agent, at least 45 but not more than 60 days prior to the then effective maturity date. At least 40 days prior to the maturity date, the trustee will mail to the registered holder of the note a notice informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the extension notice, the maturity of the note will be extended automatically as set forth in the extension notice.

   However, not later than 20 days prior to the maturity date of the note, we may, at our option, establish a higher interest rate in the case of a fixed rate note, or a higher spread or spread multiplier in the case of a floating rate note, for the extension period by mailing or causing the trustee to mail notice of the higher interest rate or higher spread or spread multiplier to the holder of the note. The notice will be irrevocable.

   If we elect to extend the maturity of a note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for a note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

  (1)the note with the form "Option to Elect Repayment" on the reverse of the note duly completed; or

  (2) a telegram, telex, facsimile transmission or a letter from a broker-dealer, a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the trustee (or paying agent) not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter; provided, however, that the telegram, telex, facsimile transmission or letter will only be effective if the note and form duly completed are received by the trustee (or paying agent) by that fifth business day. The option may be exercised by the holder of a note for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

   If a note is represented by a global note, DTC or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

                             UNITED STATES TAXATION

   This section describes the material United States federal income tax consequences of owning, selling and of disposing the notes we are offering. It applies to you only if you hold the notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  .  a dealer in securities or currencies;

  . a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

  . a bank or other financial institution;

  . a life insurance company;

  . a tax-exempt organization;

  . a regulated investment company;

  . a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

  . a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  . a person whose functional currency for tax purposes is not the U.S.
   dollar.

   This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

   Please consult your own tax advisor concerning the consequences of owning the notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             United States Holders

   This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

  .  a citizen or resident of the United States;

  . a domestic corporation or domestic partnership;

  . an estate whose income is subject to United States federal income tax regardless of its source; or

  . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

   If you are not a United States holder, this section does not apply to you and you should refer to the section titled "--United States Alien Holders" below.

Payments of Interest

   General. Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under "-- Original Issue Discount," you will be taxed on any interest on your note, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

   Payments of Interest in Non-U.S. Dollar Currency. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

   If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

   If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

   When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

   General. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount.

   Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments to be made with respect to the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes. These are discussed below under "--Variable Rate Notes."

   In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount." You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

  .  the amount of the principal payment made

   divided by:

  .  the stated principal amount of the note.

   Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your note. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period.

   You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

   You can determine the amount of original issue discount allocable to an accrual period by:

  . multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

  . subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

   You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

  . adding your discount note's issue price and any accrued original issue discount for each prior accrual period; and then

  . subtracting any payments previously made on your discount note that were not qualified stated interest payments.

   Notes Subject to Alternative Payment Schedules, Including Optional Redemption or Repayment. If your note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency and whether such contingency relates to payments of interest or of principal, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

  . the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

  . one of such schedules is significantly more likely than not to occur.

   If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment debt instruments. These rules will be discussed in the applicable prospectus supplement.

   Notwithstanding the general rules for determining yield and maturity, if either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

  . in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

  . in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

   If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

   If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

   Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "--Amortizable Bond Premium," or acquisition premium.

   Generally, this election will apply only to the note for which you make it. The election must be made during the taxable year in which the U.S. holder acquires the note, and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor about this election.

   Variable Rate Notes. Special rules apply for determining original issue discount with respect to variable rate notes. Your note will be a variable rate note if:

  . your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

    1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or
    2.  15 percent of the total noncontingent principal payments;

  . your note provides for stated interest, compounded or paid at least annually, only at:

    1. one or more qualified floating rates;

    2.  a single fixed rate and one or more qualified floating rates;

    3.  a single objective rate; or

    4. a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

  . your note does not provide for any principal payments that are contingent, except as provided in the first bullet point above.

   Your note will have a variable rate that is a qualified floating rate if:

  . variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

  . the rate is equal to such a rate multiplied by either:

    1. a fixed multiple that is greater than 0.65 but not more than 1.35;
       or

    2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

  . the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

   If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

   Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

   Your note will have a variable rate that is a single objective rate if:

  . the rate is not a qualified floating rate;

  . the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

  . the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

   Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

   An objective rate as described above is a qualified inverse floating rate if:

  . the rate is equal to a fixed rate minus a qualified floating rate and

  . the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

   Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  . the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than
     0.25 percentage points or

  . the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

   In general, if your note qualifies as a variable rate note as defined above and if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period of one year or less, all stated interest on your note is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

   If your note qualifies as a variable rate note as defined above and if your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period of one year or less, you generally must determine the interest and original issue discount accruals on your note by:

  . determining a fixed rate substitute for each variable rate provided under your variable rate note;

  . constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

  . determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

  . adjusting for actual variable rates during the applicable accrual period.

   When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

   If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

   Short-Term Notes. In general, if you are an individual or other cash-basis United States holder of a short-term note, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding.

   If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

   When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

   Non-U.S. Dollar Currency Discount Notes. If your discount note is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your discount note in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under "--Payments of Interest." You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your note.

Acquisition Premium

   If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described above under "--Original Issue Discount-- Election to Treat All Interest as Original Issue Discount," then you must reduce the daily portions of original issue discount by an amount equal to:

  . the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of the note divided by:

  . the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note's adjusted issue price.

Market Discount

   You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 0.25 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any original issue discount that has accrued on your note to its issue price.

   If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by an amount equal to 0.25 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount and the rules discussed below do not apply to you.

   You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

   If you make the election described in the preceding paragraph, you will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

Amortizable Bond Premium

   If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity.

   If your note is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss.

   If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount--Election to Treat All Interest as Original Issue Discount" above.

Purchase, Sale and Retirement of the Notes

   Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

  . adding any original issue discount, market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

  . subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your note.

   If you purchase your note with non-U.S. dollar currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase.

   You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on:

  . the date payment is received, if you are a cash basis taxpayer; or

  . the date of disposition, if you are an accrual basis taxpayer.

   You will recognize capital gain or loss when you sell or retire your note, except to the extent:

  . described above under "--Original Issue Discount","--Short-Term Notes" or
   "--Market Discount";

  . attributable to accrued but unpaid interest;

  . the rules governing contingent payment debt instruments apply; or

  . attributable to changes in exchange rates as described below.

   You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

   If you receive non-U.S. dollar currency as interest on your note or on the sale or retirement of your note, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed and Other Notes

   The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent non-U.S. dollar currency notes, notes the payments on which are determined by reference to any index or formula and other notes that are subject to the rules governing contingent payment debt instruments which are not subject to the rules governing variable rate notes.

                          United States Alien Holders

   This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

  . a nonresident alien individual:

  . a foreign corporation;

  . a foreign partnership; or

  . an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

   If you are a United States holder, this section does not apply to you.

   This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

   Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

  . we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of interest:

    1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

    2. you are not a controlled foreign corporation that is related to the Company through stock ownership; and

    3.  either:

      a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address; or

      b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof;

  . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

   Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

  . the income on the note would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

   If you receive a payment after December 31, 2000, recently finalized U.S. Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you must comply with revised certification requirements. Among other things, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

               U.S. Backup Withholding And Information Reporting

United States Holders

   In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of original issue discount on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the United States Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or if the Internal Revenue Service notifies you that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

   You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium or interest, including original issue discount, that we or other payors make, provided you provide the certification described above under "--United States Alien Holders," and provided further that the payor does not have actual knowledge that you are a United States person. See "--United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

   In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both U.S. backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-U.S. status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

  . a United States person;

  . a controlled foreign corporation for United States tax purposes;

  . a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  . with respect to payments made after December 31, 2000, a foreign partnership with certain connections to the United States,

unless the broker has documentary evidence in its records that you are a non-U.S. person or you otherwise establish an exemption.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   We may sell the notes:

  . through agents who solicit offers to purchase the notes,

  . through agents purchasing as principal and acting as underwriters or dealers, or

  . directly to investors.

Distribution Through Agents

   We may sell the notes on a continuing basis through agents that become parties to a distribution agreement, a form of which will be filed as an exhibit to a current report on Form 8-K. Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes.

   We will pay each agent a commission to be negotiated at the time of sale. Unless otherwise specified in the pricing supplement, the commission may range from .125% to .750% of the principal amount of each note sold through that agent. We will receive from 98.875% to 99.250% of the principal amount of each note, before deducting a portion of the aggregate offering expenses of approximately $250,000.

Distribution Through Underwriters

   We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

   The agents may sell any notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% of that principal amount. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.

Direct Sales

   We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

General Information

   The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the pricing supplement. As of the date of this prospectus supplement, the agents include Banc of America Securities LLC, First Union Securities, Inc., SunTrust Equitable Securities Corporation, Wachovia Securities, Inc, and The Williams Capital Group, L.P. We may replace any of the agents or appoint additional agents in connection with the offering of the notes from time to time.

   Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify each agent and other persons against some liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the agents for some expenses.

   We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion, to reject in whole or in part any proposed purchase of notes through it.

   The underwriters, as well as dealers and agents, may purchase and sell the notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters or agents sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids by which the underwriting syndicate may reclaim selling concessions allowed to either syndicate members or broker dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

   We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

   The notes will not be listed on any securities exchange. The agents have advised us that they may from time to time purchase and sell the notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

   The agents, as well as other agents to or through which we may sell notes, and their affiliates may engage in transactions with us and perform services for us in the ordinary course of business.

   Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a co-agent and a co-lender under our $300 million revolving credit facility dated as of October 29, 1999. First Union National Bank, an affiliate of First Union Securities, Inc., is the documentation agent and a co-lender under that credit facility. SunTrust Bank, Central Florida, N.A., an affiliate of SunTrust Equitable Securities Corporation, is the syndication agent and a co-lender under that credit facility. Wachovia Bank, N.A., an affiliate of Wachovia Securities, Inc., is the administrative agent and a co-lender under that credit facility, and Wachovia Securities, Inc. was the lead arranger under that credit facility. In addition, Wachovia Bank of Georgia, N.A., an affiliate of Wachovia Securities, Inc., is the lender under the ESOP loan agreement under which $49.7 million was outstanding as of August 27, 2000, and First Union National Bank is the transfer agent and the registrar for our common stock.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed upon for us by Dorsey & Whitney LLP, and for the agents by McGuireWoods LLP. The opinions of Dorsey & Whitney LLP and of McGuireWoods LLP will be based on assumptions about future actions required to be taken by us and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions. In rendering their opinion, Dorsey & Whitney LLP will rely on the opinion of McGuireWoods LLP as to all matters of Florida law.

PROSPECTUS

                                  $500,000,000

                            DARDEN RESTAURANTS, INC.

                                Debt Securities

                               ----------------

 .  We may use this prospectus from        .  A supplement to this prospectus
   time to time to offer unsecured           will name any underwriters,
   debt securities in one or more            dealers or agents involved in the
   series.                                   sale of our debt securities and
                                             describe their compensation.

                                          .  We are the world's largest casual
 .  The debt securities will be               dining restaurant organization.
   issued under the terms of an              We operate Red Lobster(R), Olive
   indenture, which is described in          Garden(R), Bahama Breeze(R) and
   this prospectus.                          Smokey Bones BBQ Sports BarSM
                                             restaurants. We are based in
                                             Orlando, Florida.


 .  The specific terms of each series      .  We do not expect our debt
   of debt securities issued will be         securities to officially trade in
   described in detail in a                  any public market.
   supplement to this prospectus.



 .  We may sell debt securities
   directly to purchasers, through
   underwriters, dealers or agents
   or through any combination of
   these methods.

   This prospectus may not be used to consummate sales of these debt securities unless accompanied by a prospectus supplement. The prospectus supplement may update or change information contained in this prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is August 22, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS...............   i
ABOUT DARDEN...............................................................   1
ABOUT THE OFFERING.........................................................   1
RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES............................   1
USE OF PROCEEDS............................................................   1
DESCRIPTION OF DEBT SECURITIES.............................................   2
PLAN OF DISTRIBUTION.......................................................  12
EXPERTS....................................................................  14
VALIDITY OF DEBT SECURITIES................................................  14
WHERE YOU CAN FIND MORE INFORMATION ABOUT DARDEN...........................  14

                               ----------------

                       SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

   Some statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

   We have identified a number of cautionary factors in our filings with the SEC including our most recent Annual Report on Form 10-K and Exhibit 99 attached thereto, which are incorporated by reference in this prospectus, and we refer you to those reports for further information. We qualify any forward-looking statements entirely by these cautionary factors.

                                  ABOUT DARDEN

   We are the world's largest casual dining restaurant organization. As of May 28, 2000, we operated 1,102 restaurants in 49 states, including 622 Red Lobster, 464 Olive Garden, 14 Bahama Breeze and two Smokey Bones BBQ Sports Bar restaurants. We also operated 37 restaurants in Canada, including 32 Red Lobster and five Olive Garden restaurants. We operate all of our North American restaurants. In Japan, as of May 28, 2000, Red Lobster Japan Partners, a Japanese retailer that is not affiliated with us, operated 35 Red Lobster restaurants under an Area Development and Franchise Agreement.

   We opened our first restaurant, a Red Lobster, in Lakeland, Florida in January 1968. We were acquired by General Mills, Inc. in 1970. In May 1995, we became a separate publicly held company when General Mills distributed all of our outstanding stock to the stockholders of General Mills.

   We were incorporated under the laws of the State of Florida in 1995. Our principal executive offices are located at 5900 Lake Ellenor Drive, Orlando, Florida 32809. Our telephone number is (407) 245-4000.

                               ABOUT THE OFFERING

   We may offer and sell from time to time, in one or more series, unsecured debt securities, which may consist of notes, debentures or other evidences of indebtedness. The total initial offering prices of the debt securities that we may offer and sell under this prospectus and supplements to it will not be greater than $500,000,000 or the equivalent in a foreign currency at the time of sale. This prospectus provides you with a general description of the securities we may offer.

   Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this prospectus with the attached prospectus supplement, which together provide the specific terms of the securities that we are offering.

                RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

   The following table describes the ratio of our consolidated earnings to fixed charges for each of the years indicated:

                                                    Fiscal Year Ended
                                         ---------------------------------------
                                         May 28, May 30, May 31, May 25, May 26,
                                          2000    1999    1998    1997    1996
                                         ------- ------- ------- ------- -------
   Ratio of consolidated earnings to
    fixed charges.......................  7.07    6.18    4.96    2.89    5.57

   Earnings represent consolidated pretax earnings from continuing operations before restructuring and asset impairment expense or credit, net, plus fixed charges (net of capitalized interest). Fixed charges represent interest costs, whether expensed or capitalized, and the percent of minimum restaurant and equipment lease payments deemed to represent the interest factor.

                                USE OF PROCEEDS

   We will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, unless we specify another use in the applicable prospectus supplement. General corporate purposes may include working capital, capital expenditures, stock repurchases, debt repayment or the financing for possible acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that are offered by this prospectus. We will offer the debt securities, at various times, in one or more series, under an indenture dated as of January 1, 1996 between us and Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association), as trustee.

   This description of some provisions of the indenture is not complete. You should refer to the applicable provisions of the indenture covering the debt securities. The indenture is an exhibit to our registration statement, filed with the Securities and Exchange Commission, File No. 333-41350, of which this prospectus is a part. Each prospectus supplement will state the particular terms that will apply to the offered debt securities included in the supplement and will describe the extent, if any, to which the general terms and provisions described in this prospectus do not apply to those particular securities.

   Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions of terms, and the applicable prospectus supplement before you make any investment decision. Some of the terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference in this prospectus.

   The covenants in the indenture do not necessarily protect you from a decline in our credit rating due to highly leveraged or other transactions involving us.

General

   We may offer the debt securities in one or more series, as we may authorize at various times. The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. We may specify a maximum aggregate principal amount for a series of debt securities, but we may also increase the specified maximum aggregate principal amount by resolution of our board of directors. All debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

   Except as described under the section entitled "Some Restrictive Covenants" below, the indenture does not limit us or any of our subsidiaries from incurring more debt or issuing more securities, and does not contain financial or similar restrictions on us or any of our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to participate in any distribution of assets of any of our subsidiaries at the time of the subsidiary's liquidation or reorganization or otherwise, are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that we or any of our creditors may be a creditor of that subsidiary.

   The applicable prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  . the title of the offered debt securities;

  . any limit on the aggregate principal amount of the offered debt securities;

  . the person to whom interest is payable, if other than the person in whose name it is registered as of the record date for payment of interest;

  . the date(s) on which the offered debt securities will mature and any rights of extension;

  . the annual rate(s), if any, which may be fixed or variable, at which the offered debt securities will bear interest, or the method by which this rate(s) will be determined;

  . the date from which interest will accrue, the interest payment date(s) and the regular related applicable record date(s);

  . the place(s) where the principal, premium, if any, and interest on the offered debt securities will be payable;

  . the period(s), if any, within which and the price(s) at which the offered debt securities may be redeemed, under any redemption provisions, at our option, and other detailed terms of the optional redemption provisions;

  . our obligation to redeem or purchase the offered debt securities under any sinking fund, or at your option, and the terms and conditions under which the offered debt securities may be redeemed or purchased, in whole or in part, under this obligation;

  . if other than in denominations of U.S. $1,000 or multiples of U.S.
    $1,000, the denominations in which the offered debt securities will be issued;

  . any index or formula used to determine the amount of principal, premium, if any, or interest payable on the offered debt securities;

  . the currency or currency units in which the offered debt securities are denominated, and principal and interest may be payable, and for which the debt securities may be purchased, if other than in U.S. dollars;

  . if the principal, premium, if any, or interest paid on the offered debt securities are specified or payable at our option or at yours, in a currency other than U.S. dollars, whether and under what terms and conditions this election can be made and the amount payable, or the manner in which this amount is determined;

  . if other than the principal amount of the offered debt security, the portion of the principal payable at acceleration of the offered debt securities following an event of default;

  . if the principal amount payable at maturity of the offered debt securities will not be determinable as of any date prior to maturity, the principal amount of offered debt securities at that date, including the principal amount deemed outstanding as of any date prior to maturity, or in any case, the manner in which this amount is determined;

  . if the offered debt securities are not defeasible as described under the section entitled "Defeasance" below;

  . whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or debt securities and the circumstances under which you may exchange any global security for debt securities registered in the name of, and any transfer of the global security registered to an entity other than the depositary or its nominee;

  . any event of default or covenant related to the offered debt securities of a particular series, if not specified in this prospectus; and

  . any other terms of the offered debt securities that will not conflict with the provisions of the indenture.

   Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. We may issue the offered debt securities in the form of one or more global certificates, as described below under the section entitled "Global Securities." The applicable prospectus supplement will describe special federal income tax and other considerations related to offered debt securities denominated in foreign currencies.

Exchange, Registration and Transfer

   You may exchange debt securities of any series that are not global securities for other registered securities of the same series and of like aggregate principal amount in different authorized denominations. Transfers and exchanges may be made without service charge and after payment of any taxes or other governmental charges as described in the indenture. We have appointed the trustee as security registrar as provided under the indenture. The security registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Original Issue Discount Debt Securities

   We may issue the offered debt securities as original issue discount debt securities, bearing no interest or with an interest rate which at the time of issuance is below market rates. We may sell original issue discount debt securities at a substantial discount below their principal amount. The applicable prospectus supplement will describe special federal income tax and other considerations related to original issue discount debt securities.

Payment and Paying Agent

   Unless the applicable prospectus supplement specifies otherwise, we will pay the principal, premium, if any, and interest on the offered debt securities, and the transfer of the offered debt securities will be registrable, at the principal corporate trust office of the trustee. In addition, unless the applicable prospectus supplement specifies otherwise, and with the exception of global securities, we may, at our option, pay interest by check mailed to the address of the person entitled to it, as it appears on our security register.

Global Securities

   We may issue the offered debt securities of a series in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. We may issue global securities in a denomination equal to the aggregate principal amount of outstanding debt securities of the series.

   Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

  . by the applicable depositary to a nominee of the depositary,

  . by any nominee to the depositary itself or another nominee, or

  . by the depositary or any nominee to a successor depositary or any nominee of the successor.

   We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

   When we issue a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, which we refer to as the participants. Those accounts will be designated by the dealers, underwriters or agents related to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

   As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interest in a global security:

  . will not be entitled to have any of the underlying debt securities registered in their names;

  . will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

  . will not be considered the owners or holders under the indenture relating to those debt securities.

   Payments of principal, premium, if any, and interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing these debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

   We expect that the depositary or its nominee, after receipt of any payment of principal, premium, if any, or interest relating to a permanent global security representing any series of debt securities, will immediately credit the participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

   If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that case, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, the owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In this instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

Some Restrictive Covenants

Limitations on Liens

   Unless the applicable prospectus supplement specifies otherwise, neither we nor any restricted subsidiary will incur, issue, assume or guarantee any debt secured by a lien on any principal property, of ours or of any restricted subsidiary, or on shares of capital stock or debt issued by any restricted subsidiary and owned by us or any restricted subsidiary, whether the principal property, shares or debt were owned on the date of the indenture or acquired after that date, without providing that the debt securities will be secured equally and ratably with all other debt also secured, as long as this debt is secured.

   Debt means any obligation of ours or of any of our subsidiaries, or any obligation guaranteed by us or any of our subsidiaries to repay money borrowed, whether evidenced by bonds, debt securities, notes or similar instruments, and including reimbursement obligations related to commercial letters of credit, bankers' acceptances or similar facilities.

   Lien means, for any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind related to that property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

   Principal property means all restaurant or related equipment and real property, in each case which is owned by us or a subsidiary and which constitutes all or part of any restaurant located within the United States or Canada.

   Restricted subsidiary means any subsidiary of ours which does not meet the following conditions:

  . the greater portion of the operating assets is located, or the principal business is carried on, outside the United States and Canada, or which, during the twelve most recent calendar months, or shorter period elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States or Canada;

  . the principal business consists of financing or assisting in the financing of dealers, distributors or other customers to facilitate:

   - the acquisition or disposition of our products or of any of our subsidiaries, or

   - obtaining equipment or machinery used in this acquisition or disposition;

  . the principal business consists of owning, leasing, dealing in or developing real property; or

  . substantially all of the assets consist of securities of subsidiaries described in the first three bullet points above.

   Subsidiary means a corporation in which we or one or more subsidiaries directly or indirectly own more than 50% of the outstanding voting stock. Voting stock is a stock which ordinarily has voting power for the election of directors, at all times or as long as no senior class of stock has this voting power due to a contingency.

   The limitations on liens do not apply to:

  . liens existing on the date of the indenture;

  . liens on any principal property acquired, constructed or improved by us or any restricted subsidiary after the date of the indenture which are created or assumed at the time of, or within 180 days of the acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of the acquisition, construction or improvement;

  . liens on property, shares of capital stock or debt existing at the time they are acquired by us whether by merger, consolidation, purchase, lease or some other method, including liens existing at the time that this corporation becomes a restricted subsidiary;

  . liens in favor of us or any of our restricted subsidiaries;

  . liens in favor of the state or federal government, any department, agency or subdivision of any state or federal government, or Canada or political subdivision of Canada, to secure partial, progress, advance or other payments, to secure other contractual or statutory obligations, or to secure any debt incurred to finance the cost of acquiring, constructing or improving the property that is subject to the lien, including liens incurred in connection with pollution control, industrial revenue or similar financings;

  . liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise if we disposed of the property within 180 days after the creation of these liens and if any debt secured by these liens will be without recourse to us or any subsidiary;

  . liens imposed by law, including mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other liens arising in the ordinary course of business, or federal, state or municipal liens arising out of contracts for the sale of products or services by us or any restricted subsidiary, or deposits or pledges to obtain the release of any of these liens;

  . pledges or deposits under workmen's compensation or similar laws or under other circumstances;

  . liens in connection with legal proceedings, including liens arising out of judgments or awards, contested in good faith by us or our restricted subsidiary, or liens incurred by us or our restricted subsidiary to obtain a stay or discharge in the course of legal proceedings;

  . liens for taxes or assessments not yet due or delinquent, or which can be paid without penalty, or contested in good faith by appropriate proceedings;

  . liens consisting of restrictions on the use of real property which do not interfere materially with the property's use or value; or

  . any extension, renewal or replacement, as a whole or in part, of any lien existing on the date of the indenture or of any lien referred to, in the first two and in the last six bullet points. This extension, renewal or replacement lien must however be limited to all or part of the same property, shares of stock or debt that secured the lien, plus improvements on the property, and the debt secured by the lien at that time must not be increased.

   The limitations on liens also do not apply if at the time and after giving effect to any debt secured by a lien and any retirement of debt secured by a lien:

  . the total amount of all existing debt secured by liens which could not have been incurred by us or our restricted subsidiary without equally or ratably securing the debt securities, and which is not subject to the exceptions described above; plus

  . the attributable value of all sale and leaseback transactions entered into in reliance on the section titled "Limitations on Sale and Leaseback"

does not exceed the greater of 10% of our consolidated capitalization or $250,000,000.

   Consolidated capitalization means consolidated total assets less consolidated non-interest bearing current liabilities, all as shown by our consolidated balance sheet and the consolidated balance sheet of our subsidiaries, whether or not consolidated for accounting purposes.

Limitations on Sale and Leaseback

   Unless the applicable prospectus supplement specifies otherwise, neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction involving the leasing for a period greater than three years of any principal property, unless either:

  . we or our restricted subsidiary would be, at the time of entering into the sale and leaseback transaction, entitled, without equally and ratably securing the debt securities then existing, to incur, issue, assume or guarantee debt secured by a lien on the property, under the provisions described above in the section entitled "Limitations on Liens," or

  . within 180 days after that sale or transfer, we apply to retire our funded debt, subject to credits for some voluntary retirements of funded debt, an amount equal to the greater of:

   - the net proceeds of the sale of the principal property sold and leased back under that arrangement, or

   - the fair market value of the principal property so sold and leased back.

   This limitation will not apply to a sale and leaseback transaction between us and a restricted subsidiary, or between restricted subsidiaries, or involving the taking back of a lease for a period of less than three years.

   Funded debt means notes, bonds, debt securities or other debt for money borrowed which by its terms matures at, or is extendible or renewable at the option of the lender to a date more than 12 months after the date of the creation of that debt.

   This limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback:

  . the attributable value of all sale and leaseback transactions existing at that time and which is not subject to the exceptions described above; plus

  . the total amount of all existing debt secured by liens that we entered into in reliance on the last two bullet points of the section entitled "Limitations on Liens,"

does not exceed the greater of 10% of our consolidated net tangible assets or $250,000,000.

   Attributable value means, for any sale and leaseback transaction, at the time of determination, the lesser of:

  . the sale price of the principal property so leased, multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in sale and leaseback transaction and the denominator of which is the base term of such lease, and

  . the total obligation, discounted to present value at the highest rate of interest specified by the terms of any series of debt securities then outstanding compounded semi-annually, of the lessee for rental payments, other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights, during the remaining portion of the base term of the lease included in that sale and leaseback transaction.

Events of Default

   Events of default when used in the indenture, mean any of the following for a series of offered debt securities:

  . failure to pay any interest on any debt security for 30 days after the interest becomes due;

  . failure to pay the principal or premium, if any, on any debt security when due;

  . failure to deposit any sinking fund payment on any debt security when due;

  . failure to perform or breach of any other covenant in the indenture that continues for 60 days after written notice;

  . a default under any bond, debt security, note or other debt for money borrowed by us, including a default related to debt securities of any series other than that series, or under any mortgage, indenture or instrument, including the indenture, under which there may be issued or by which there may be secured or evidenced any debt for money borrowed by us, having an aggregate principal amount outstanding of at least $25,000,000, whether that debt now exists or is later created, which debt has become due and has not been paid, or whose maturity has been accelerated, and which debt has not been discharged or that acceleration has not been annulled within 10 business days after written notice as provided in the indenture;

  . some events of bankruptcy, insolvency or reorganization; and

  . any other event of default related to the debt securities of that series.

   If any event of default, other than an event of default described in the sixth bullet point above for any series, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if any of the debt securities of that series are original issue discount debt securities, the lesser portion of the principal amount of these debt securities as may be specified by their terms, of all of the debt securities of that series to be due and immediately payable.

   If an event of default described in the sixth bullet point above occurs, the principal amount, or if any of the debt securities of that series are original issue discount securities, the portion of the principal amount of these debt securities as may be specified by their terms, will automatically become immediately due and payable, and without any declaration or other action on the part of the trustee or any holder.

   The trustee is required, within 90 days after the occurrence of an event of default related to the debt securities of any series, to give to the holders of the debt securities of that series notice of the default that it actually knows of, if not cured or waived. However, except in the case of default in the payment of principal, premium, if any, or interest on any debt security of that series, or in the deposit of any sinking fund payment which is provided, the trustee will be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities of that series. In addition, the notice will not be given until 30 days after the occurrence of an event of default related to the debt securities of any series in the performance of a covenant in the indenture other than for the payment of the principal, premium, if any, or interest on any debt security of that series or the deposit of any sinking fund payment with respect to the debt securities of that series.

   At any time after a declaration of acceleration of any debt securities of a series is made, but before the trustee has obtained a judgment for payment of money, the holders of a majority in aggregate principal amount of the existing debt securities of that series may, under some circumstances, rescind this acceleration.

   The indenture contains provisions entitling the trustee to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, related to the debt securities of that series.

   The holder of debt securities will not have any right to institute any proceeding related to the indenture, or for the appointment of a receiver or trustee for any other remedy under the indenture, unless:

  . the holder has previously given to the trustee written notice of a continuing event of default related to the debt securities of that series;

  . holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute the proceeding and the holders have offered reasonable indemnity; and

  . the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series instructions which conflict with that request, within 60 days after the notice, request and offer.

   The indenture requires us to file annually with the trustee a certificate executed by one officer, indicating whether the officer has knowledge of any default under the indenture.

   The right of any holder to receive payment of the principal, premium, if any, and interest on the debt securities or to institute a legal proceeding cannot be impaired without the holder's consent.

Modification and Waiver

   With the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification or amendment, voting as one class, we and the trustee may execute supplemental indentures modifying or amending the indenture or any supplemental indenture.

   Without the consent of the holder of each debt security affected by the modification, we may not:

  . change the maturity of, the principal of, or any installment of principal or interest on any debt security; or

  . reduce the principal amount of the debt security; or

  . reduce the rate of interest on the debt security; or

  . reduce any premium payable at redemption of the debt security; or

  . reduce the amount of the principal of an original issue discount security due or any other security due at acceleration of maturity; or

  . change the place of payment, or coin or currency in which the principal, premium, if any, or interest on any debt security is payable; or

  . impair the right to institute suit for the enforcement of any payment on or after maturity, or in the case of redemption or repayment, on or after the redemption or repayment date; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture; or

  . reduce the percentage of outstanding debt securities necessary to waive compliance with some provisions of the indenture or for waiver of some defaults; or

  . modify the foregoing requirements.

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive, for that series, our compliance with some provisions of the indenture.

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture for the debt securities of that series, except a default:

  . in the payment of principal, premium, if any, or interest on any debt security, or

  . related to a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

   The indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action as of any date:

  . the principal amount of an original issue discount security deemed outstanding will be the amount of the principal of the original issue discount security due at acceleration of maturity to that date;

  . if, as of that date, the principal amount payable at the maturity of a debt security cannot be determined, the principal amount of the debt security deemed outstanding will be the amount determined under a board resolution and specified in an officers' certificate, or determined in one or more supplemental indentures, prior to the issuance of the debt securities;

  . the principal amount of a debt security denominated in one or more foreign currencies or currency units deemed outstanding will be the U.S. dollar equivalent, determined as of that date as described in the previous bullet point, of the principal amount of the debt security, or in the case of a debt security described in either of the first two bullet points, of the amount determined as described in that bullet point above; and

  . debt securities owned by us or any other lender on the debt securities, or any affiliates of ours or of any lender, will be disregarded and deemed not to be outstanding, except that in determining whether the trustee will be protected in relying on such request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities which the trustee knows to be so owned will be disregarded.

   Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee's right to so act for the debt securities and that the pledgee is not us or any other lender on the debt securities or any of our affiliates or other lender.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into another entity or convey, transfer or lease our property and assets substantially as an entirety to any other entity, and we may not permit any entity to consolidate with or merge into us or convey, transfer or lease their properties and assets substantially as an entirety to us, unless:

  . any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States, any State or the District of Columbia, and this successor or purchaser expressly assumes our obligations on the debt securities under a supplemental indenture in a form satisfactory to the trustee;

  . immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, occurred and is continuing;

  . if, as a result of this transaction, our property or assets become subject to a lien which is not permitted by the indenture, our successor or us, as the case may be, takes the necessary steps to secure the debt securities issued under the indenture equally and ratably with debt secured by the lien; and

  . other conditions required under the indenture are met.

   If we consolidate or merge into or if we convey, transfer or lease our assets substantially as an entirety, our successor will succeed to, and will be substituted for us under the indenture, and in this case, but not in the case of a lease, we will be relieved of all obligations and covenants under the indenture and debt securities.

Defeasance

   Unless the applicable prospectus supplement specifies otherwise, the following provisions relating to defeasance and discharge of debt, or relating to defeasance of some restrictive covenants under the indenture, will apply to the debt securities of any series, or to any specified part of a series.

   The indenture contains a provision which permits us to elect:

  . to defease and be discharged from all of our obligations, subject to limited exceptions, related to any series of debt securities then outstanding, which we refer to as legal defeasance; or

  . to be released from our obligations under some restrictive covenants, including those described above under the section entitled "Some Restrictive Covenants," which we refer to as covenant defeasance.

   To make this election, we must:

  . deposit in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal, premium, if any, and interest in accordance with their terms, will provide sufficient money to repay in full the series of debt securities and any mandatory sinking fund payments on the respective maturities;

  . deliver to the trustee an opinion of counsel as provided under the indenture, that holders of debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if this deposit, defeasance and discharge had not occurred; and

  . comply with other conditions of the indenture.

   If we exercised the legal defeasance option on any debt securities and these debt securities were declared due and payable because an event of default occurred, the amount of money and U.S. government obligations deposited in trust would be sufficient to pay the amounts due on the debt securities at the time of their respective maturities but may not be sufficient to pay the amounts due on the debt securities at acceleration resulting from the event of default. In that case, we would remain liable for the payments.

   U.S. government obligation means:

  . any security which is:

   - a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged, or

   - an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in case of either this paragraph or the previous paragraph, is not callable or redeemable at the option of the issuer; and

  . any depositary receipt issued by a bank, as custodian for any U.S.
    government obligation which is specified in the first bullet point above and held by that bank for the account of the holder of the depositary receipt, or for any specific payment of principal or interest on any U.S. government obligation so specified and held, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian for the U.S. government obligation or the specific payment of principal or interest evidenced by the depositary receipt.

The Trustee

   Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association) is the trustee under the indenture. The trustee may resign or be removed by the act of holders of a majority in principal amount of the securities of a series, with respect to one or more series of debt securities, and we may appoint a successor trustee to act for these series. If two or more persons are acting as trustee for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and any action described in this prospectus to be taken by the "trustee" may then be taken by each trustee for, and only for, the series of securities for which it is trustee.

   The trustee participates in our credit agreement and maintains customary banking relationships with us. The trustee also serves as our register and transfer agent for the offered debt securities.

Governing Law

   The indenture and the offered debt securities will be governed by, and construed under, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

   We may sell the offered debt securities:

  . through underwriters or dealers;

  . directly to one or a limited number of institutional purchasers;

  . through agents; or

  . through some combination of these methods.

   This prospectus or the applicable prospectus supplement will describe the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from the sale, including any underwriting commissions or other items constituting underwriters' compensation.

By Underwriters

   If underwriters are used in the sale, the offered debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters or agents to purchase the offered debt securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered debt securities if any of the securities are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

By Dealers

   If a dealer is utilized in the sale of any offered debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

By Agents

   We may also sell offered debt securities through agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

By Direct Sales

   We may also directly sell offered debt securities. In this case, no underwriters, dealers or agents would be involved.

General Information

   Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by some specified institutions to purchase offered debt securities from us at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions stated in the prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of the contracts.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered debt securities may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act, or to contribution regarding payments that the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   The offered debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom we sell the debt securities for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the offered debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

   In connection with an offering of our debt securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be affected on any securities exchange on which the debt securities may be listed, in the over-the-counter market or otherwise.

                                    EXPERTS

   The consolidated financial statements of Darden Restaurants, Inc. as of May 28, 2000 and May 30, 1999, and for each of the years in the three-year period ended May 28, 2000 have been incorporated by reference in the prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus, and upon the authority of said firm as experts in accounting and auditing.

                          VALIDITY OF DEBT SECURITIES

   The validity of the offered debt securities will be passed upon for us by George T. Williams, Esq., as Associate General Counsel of Darden, and, unless otherwise indicated in the applicable prospectus supplement or prospectus supplements, for any underwriters or agents by McGuireWoods LLP. As of July 7, 2000, George T. Williams owned 11,443 shares of our common stock and had options to purchase 120,397 shares of our common stock.

                WHERE YOU CAN FIND MORE INFORMATION ABOUT DARDEN

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also obtain copies of our SEC filings at the office of the New York Stock Exchange, Inc. For further information on obtaining copies of Darden's public filings at the New York Stock Exchange, you should call 1-212-656-3000.

   The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until our offering is completed:

  . Annual Report on Form 10-K for the year ended May 28, 2000.

   You may request a copy of this filing, at no cost, by writing to or telephoning us at the following address (or by visiting our website at http://www.darden.com):

                               Investor Relations
                            Darden Restaurants, Inc.
                            5900 Lake Ellenor Drive
                             Orlando, Florida 32809
                                 (407) 245-4000

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                  $350,000,000

       [Logos of Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones]

                            DARDEN RESTAURANTS, INC.

                          Medium-Term Notes, Series A

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                               November 10, 2000

                         -----------------------------



                         Banc of America Securities LLC

                          First Union Securities, Inc.

                   SunTrust Equitable Securities Corporation

                           Wachovia Securities, Inc.

                        The Williams Capital Group, L.P.

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